Exhibit 15.1

Deloitte LLP 5140 Yonge Street Suite 1700 Toronto ON M2N 6L7 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca
Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in Registration Statement No(s). 333-178190 and 333-172796 on Form F-3 of our report dated January 29, 2013, relating to consolidated financial statements of Intellipharmaceutics International Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in the Form 20-F/A (Amendment No. 1) for the year ended November 30, 2012.

/s/ Deloitte LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
January 31, 2013